Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Revance Therapeutics Inc. of our report dated April 19, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 21 as to which the date is February 3, 2014, relating to the consolidated financial statements of Revance Therapeutics, Inc., which appears in Revance Therapeutics Inc.’s Form S-1 (Registration No. 333-193154) initially filed on December 31, 2013, as amended. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 5, 2014